EXHIBIT j.1




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 22, 2006, relating to the financial statements and financial highlights of Sentinel Capital Growth Fund and Sentinel Growth Leaders Fund which appears in the June 30, 2006 Annual Report to Shareholders of the Sentinel Capital Growth Fund and Sentinel Growth Leaders Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "General Information" and "Independent Registered Public Accounting Firm" in such Registration Statement.

PricewaterhouseCoopers LLP
New York, New York
December 11, 2006